Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT, dated as of February 20, 2017 (this “Amendment”), to the Stock Purchase Agreement, dated as of July 23, 2016, by and between Yahoo! Inc., a Delaware corporation (“Seller”), and Verizon Communications Inc., a Delaware corporation (“Purchaser” and, together with Seller, the “Parties”) (the “Agreement”), is made by and between Seller and Purchaser.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.03 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

1. Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are and shall continue to be in full force and effect.

2. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

3. Amendment.

Effective immediately, Article I of the Agreement is hereby amended by deleting the second sentence of Section 1.01 in its entirety and replacing it with the following:

At the Closing, in consideration for the purchase of the Shares, Purchaser shall pay in cash to Seller or its designee (a) $4,475,800,000 (the “Base Purchase Price”), plus or minus (b) the Equity Award Adjustment Amount, plus or minus (c) the Estimated Closing Adjustment Amount, minus (d) solely to the extent required pursuant to Section 4.18(b)(iii), the Principal Amount (the “Estimated Purchase Price”).

Effective immediately, Article IV of the Agreement is hereby amended as follows:

(a) A new Section 4.21 is added to the end thereof, as follows:

4.21 User Security Matters.

(a) The parties acknowledge and agree that with respect to (i) the conditions set forth in Sections 5.02(a)(iii), 5.02(a)(iv) (other than to the extent resulting from a breach of Section 4.21(d)) and 5.02(b) to the obligations of Purchaser hereunder to consummate the Closing and purchase the Shares and (ii) the right of Purchaser to terminate this Agreement pursuant to Section 6.01(d)(i) (other than to the extent resulting from a breach of Section 4.21(d)), (x) the existence and/or continuation of, and the knowledge of Seller or any of its Subsidiaries or any director, officer or employee of Seller or any of its Subsidiaries of, any User Security Matters, and (y) any Losses arising out of or resulting from any User Security Matters, shall be disregarded ((x) and (y), collectively, the “Excluded Matters”). For the avoidance of doubt, any material inaccuracies in the consolidated financial statements of Seller included in the SEC Documents that are the result of Seller’s accounting systems or corporate enterprise infrastructure being manipulated, damaged or otherwise compromised and thereby reporting inaccurate information shall not be disregarded nor considered Excluded Matters. Purchaser hereby expressly, unconditionally and irrevocably waives and relinquishes any and all rights and bases not to consummate the Closing pursuant to Sections 5.02(a)(iii), 5.02(a)(iv) (other than to the extent resulting from a breach of Section 4.21(d)) and 5.02(b) or to terminate this Agreement pursuant to Section 6.01(d)(i) (other than to the extent resulting from a breach of Section 4.21(d)) or to exercise any other right or seek any other remedy under this Agreement, in each case on the basis of the Excluded Matters. Nothing in this Section 4.21 is intended to or shall be deemed to constitute an admission that, absent the foregoing, any of the Excluded Matters would give rise to any breach or failure to perform by Seller of any of its representations, warranties or covenants, or any right or remedy of Purchaser, under this Agreement.

(b) Seller agrees that, prior to the five (5) year anniversary of the Closing, (i) Seller shall not adopt or enter into, or permit to be adopted or entered into, a plan of liquidation or dissolution under applicable corporate law, or otherwise distribute or otherwise dispose of all or substantially all its assets (other than a sale of all or substantially all of its assets for substantially equivalent value that is not part of a plan of liquidation or dissolution under applicable corporate law), unless Seller has made provisions reasonably acceptable to Purchaser for the satisfaction of Seller’s obligations with respect to the User Security Liabilities pursuant to the Reorganization Agreement and (ii) if Seller consolidates with or merges into any other Person and Seller shall not be the continuing or surviving corporation or entity of such consolidation or merger, then Seller shall make proper provisions reasonably acceptable to Purchaser for the continuing or surviving corporation or entity (or if such continuing or surviving corporation or entity in not a U.S. domestic entity, a U.S. domestic entity with adequate resources) to be responsible for the satisfaction of Seller’s obligations with respect to all User Security Liabilities pursuant to the Reorganization Agreement (it being understood that this clause (ii) shall be deemed satisfied, and no provision or other action shall be required under this clause (ii), in connection with a merger of Seller with and into a U.S. domestic entity pursuant to which such U.S. domestic entity is the surviving entity in the merger and succeeds to the obligations of Seller under the Reorganization Agreement by operation of law).

(c) From and after the date hereof (and until the Closing), Seller shall in good faith take commercially reasonable steps to seek to address the User Security Matters in substantially the same manner as Seller would have addressed such matters in the absence of the transactions contemplated by this Agreement and the Reorganization Agreement; it being understood that, without limiting any other covenant or agreement contained herein, (i) the foregoing shall not require Seller to accelerate any such steps or accelerate the incurrence or resolution of any User Security Liabilities relative to what Seller would have done in the absence of the transactions contemplated by this Agreement and the Reorganization Agreement and (ii) failure to comply with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 5.02 to be satisfied (it being understood that, notwithstanding anything to the contrary contained herein (including Section 8.01), this Section 4.21(c) shall survive for six (6) months following the Closing (and any claim delivered in writing prior to the expiration of such six (6) month period shall survive until the resolution thereof)).

(d) Seller represents and warrants to Purchaser that the information set forth in Exhibit F hereto (the “User Engagement Data”) was designed in good faith to demonstrate the impact of the press release, issued by Seller on December 14, 2016, entitled “Important Security Information for Yahoo Users”, and the User Engagement Data has been prepared in all material respects in accordance with the data methodology as set forth in Section 4.21(d) of the Disclosure Schedules, consistently applied throughout the periods indicated therein. Notwithstanding anything to the contrary, Purchaser’s sole and exclusive remedy for any breach of this Section 4.21(d) shall be pursuant to and in accordance with Section 5.02(a)(iv) or Section 6.01(d)(i).

(b) Section 4.02(c) of the Agreement is amended by adding the following sentence at the end thereof:

For the avoidance of doubt, and without limiting the foregoing obligations of Seller to hold the Stockholders’ Meeting as promptly as practicable in accordance with this Section 4.02(c), the Stockholders’ Meeting may also be an annual meeting of Seller’s stockholders, at which Seller may elect directors and seek stockholder approval of other matters typically presented at Seller’s annual meeting. Notwithstanding the foregoing or anything herein to the contrary, except with Purchaser’s prior written consent, Seller will hold the Stockholders’ Meeting no earlier than the time Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 has been filed with the SEC.

(c) Section 4.03(a) of the Agreement is amended by adding the following sentence at the end thereof:

Without limiting the foregoing, prior to the Closing (or until the earlier termination of this Agreement in accordance with Section 6.01), upon reasonable notice, Seller shall promptly arrange for and permit Purchaser and its Representatives to access all personnel, properties and Books and Records of the Business as Purchaser reasonably determines is necessary or appropriate in order to investigate and verify the accuracy of the representations of Seller set forth in Section 4.21(d); provided, however, that any such access shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of the business of Seller or the Business Subsidiaries; provided, further, that neither Seller nor any of the Business Subsidiaries shall be required to disclose any information to Purchaser if such disclosure would reasonably be expected to jeopardize any attorney-client privilege or the protections of the work product doctrine or contravene any applicable Laws (provided that, in any such case, Seller shall provide such information pursuant to alternative arrangements reasonably acceptable to Purchaser as necessary to preserve such privilege or protections or comply with such Law).

(d) Section 4.08(a) of the Agreement is amended by deleting the second sentence of Section 4.08(a) and replacing it as follows:

(a) Prior to the Closing, Seller shall (on its behalf and on behalf of the Business Subsidiaries) obtain a non-cancellable extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”), covering persons who are currently or who were officers or directors of, or in a comparable role with, Seller and/or any of the Business Subsidiaries, for a claims reporting or discovery period of six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as Seller’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s existing policies (for the avoidance of doubt, with the Business Subsidiaries as additional “named insureds” and/or “successor companies” as applicable, to ensure their (and their applicable indemnitees’) benefit under such extension policies)); provided, that Purchaser shall pay 50% of the premium for such “tail” insurance, but in no event greater than $5,000,000.

Effective immediately, Section 6.01(b) of the Agreement is hereby amended by deleting clause (i) thereof and replacing it with the following:

(i) the Closing shall not have occurred by July 24, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to a party, if any failure by such party to fulfill its obligations under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

Effective immediately, Section 6.03 of the Agreement is hereby amended by replacing “$144,774,000” in the definition of “Termination Fee” with “$134,274,000”.

Effective immediately, Article VII of the Agreement is hereby amended as follows:

(a) The following defined terms are added to Section 7.01 of the Agreement in appropriate alphabetical order:

“Excluded Matters” has the meaning ascribed to such term in Section 4.21.

“User Security Liabilities” has the meaning ascribed to such term in the Reorganization Agreement.

“User Security Matters” has the meaning ascribed to such term in the Reorganization Agreement.

(b) The definition of Business Material Adverse Effect in Section 7.01 of the Agreement is amended to remove “and” immediately before clause (x) in the first proviso thereof and to add the following new clause (xi) immediately following such clause (x):

“and (xi) any of the Excluded Matters (other than, for the avoidance of doubt, a breach of Section 4.21(d))”

Effective immediately, (i) the Agreement is hereby amended by adding a new Exhibit F thereto as set forth on Appendix A to this Amendment and (ii) the Disclosure Schedules are hereby amended by adding a new Section 4.21(d) thereto as set forth on Appendix B to this Amendment.

4. Reorganization Agreement Reference. The Parties acknowledge and agree that any reference in the Reorganization Agreement or any other Transaction Document (or in any other document or instrument referred to in any of the foregoing) to the Agreement shall mean the Agreement as amended by this Amendment.

5. Miscellaneous. The provisions of Article VIII of the Agreement shall apply mutatis mutandis to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties have each caused this Amendment to be signed as of the date first written above.

YAHOO! INC.

By:	/s/ Marissa A. Mayer
Name:	Marissa A. Mayer
Title:	CEO & President

[Signature Page to Amendment to Stock Purchase Agreement]

VERIZON COMMUNICATIONS INC.

By:	/s/ Craig Silliman
Name:	Craig Silliman
Title:	Executive Vice President – Public Policy and General Counsel

[Signature Page to Amendment to Stock Purchase Agreement]

Appendix A

Exhibit F

User Engagement Trends(1) - Weekly Averages Refreshed Data
November 20, 2016 - February 12, 2017
Page Views on Yahoo Properties Mail Messages Sent & Read
12/14 Notification 12/14 Notification
1.4 1.4
1.2 1.2
1.0 1.0
0.8 0.8
0.6
0.6 0.4 Lunar New Year 0.4 Lunar New Year
0.2 0.2
0.0 0.0
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
Prior Year Current Year Prior Year Current Year
Searches(2) Page Views on Core Verticals (3)
12/14 Notification 12/14 Notification
1.4 1.4
1.2 1.2
1.0 1.0
0.8 0.8
0.6 0.6
0.4 Lunar New Year 0.4 Lunar New Year
0.2 0.2
0.0 0.0
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
Prior Year Current Year
Prior Year Current Year
Note: (1) For Curent Year. 1.0 is equal to the average over the calendar week ended December 11, 2016 (Monday—Sunday), which was the full calendar week prior to December 14, 2016 (2nd security incident notification).
For Prior Year. 1.0 is equal to the average over the calendar week ended December 13, 2015 (Monday—Sunday), which is the corresponding week in the prior year.
Other weekly average results are graphed proportionately against their respective baselines.
(2) Searches are based on the number of search ad calls generated on Yahoo Properties for Microsoft Google, and Yahoo Gemini.
(3) Core Verticals are Homepage. News, Sports, Finance, and Lifestyles.
Page Views include Additive Page Views. Yahoo!
Yahoo Proprietary and Confidential 4
User Engagement Trends (1) – 7-Day Rolling Avgs Refreshed Data
November 20, 2016 – February 12, 2017
Page Views on Yahoo Properties
Mail Messages Sent & Read
12/14 Notification 12/14 Notification
1.4 1.4
1.2 1.2
1.0 1.0
0.8 0.8
0.6 0.6
0.4 Lunar New Year 0.4 Lunar New Year
0.2 0.2
0.0 0.0
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
Prior Year Current Year
Prior Year Current Year
Searches(2)
Page Views on Core Verticals(3)
12/14 Notification 12/14 Notification
1.4 1.4
1.2 1.2
1.0 1.0
0.8 0.8
0.6 0.6
0.4 Lunar New Year 0.4 Lunar New Year
0.2 0.2
0.0 0.0
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
11/20 11/27 12/4 12/11 12/18 12/25 1/1 1/8 1/15 1/22 1/29 2/5 2/12 2/19 2/26
Prior Year Current Year
Prior Year Current Year
Note: (1) For Current Year, 1.0 is equal to the 7-day average over the calendar week ended December 11,2016 (Monday—Sunday), which was the full calendar week prior to December 14, 2016 (2nd security incident notification).
Other daily results are graphed as 7-day rolling averages proportionately against their respective baselines.
(2) Searches are based on the number of search ad calls generated on Yahoo Properties for Microsoft, Google, and Yahoo Gemini.
(3) Core Verticals are Homepage, News, Sports, Finance, and Lifestyles.
Page Views include Additive Page Views.
Yahoo Proprietary and Confidential 5 YAHOO!